EXHIBIT 11.1
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CAROLINA FIRST CORPORATION
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


                                              (All Amounts, Except Share Data, in Thousands)


                                               Three Months Ended              Nine Months Ended
                                               September 30, 1994              September 30, 1994
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Primary

Net income applicable to
common shareholders                         $               1,270           $               3,545

Shares:
Weighted average number of
outstanding common shares                               4,519,486                       4,510,744

Primary earnings per common share           $                0.28           $                0.79



Fully Diluted

Net income applicable to
common shareholders                         $               1,270           $               3,545

Dividends on preferred stock                                  731                           1,702

     Net income                             $               2,001           $               5,247

Shares:
Weighted average number of
outstanding common shares                               4,519,486                       4,510,744

Weighted average common share
equivalents from preferred stock                        2,945,296                       2,309,874

     Total common share equivalents                     7,464,782                       6,820,618

Fully diluted earnings per share            $                0.27           $                0.77
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